PENN VIRGINIA CORPORATION
                               800 THE BELLEVUE
                             200 S. BROAD STREET
                       PHILADELPHIA, PENNSYLVANIA 19102

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders:

    The annual meeting of the shareholders of Penn Virginia Corporation will be held in the Boardroom of the Company, 800 The Bellevue, 200 South Broad Street, Philadelphia, Pennsylvania, on Tuesday, May 3, 1994, at 10:00 a.m., Philadelphia Time, to:

        1. elect a Board of Directors for the ensuing year; and

        2. transact such other business as may properly come before the meeting or any adjournment thereof.

    Only shareholders of record at the close of business on February 24, 1994 will be entitled to notice of and to vote at the meeting.

    PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON.

                                                  Barbara A. Shaw
                                                  Corporate Secretary

March 31, 1994

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                                      2

                          PENN VIRGINIA CORPORATION
                               800 THE BELLEVUE
                             200 S. BROAD STREET
                       PHILADELPHIA, PENNSYLVANIA 19102


                                                                March 31, 1994

                               PROXY STATEMENT

GENERAL INFORMATION

    The enclosed proxy is solicited on behalf of the Board of Directors of Penn Virginia Corporation ("Company") for use at the annual meeting of shareholders on May 3, 1994. The proxy may be revoked by a shareholder at any time before its use. The Company recommends that written notice of any such revocation be given to the Secretary of the Company. The expense of this solicitation will be paid by the Company. Some officers and regular employees may solicit proxies personally and by telephone.

    Shareholders of record at the close of business on February 24, 1994 will be entitled to vote at the meeting. On that date there were outstanding and entitled to vote (one vote per share) 4,279,540 shares of common stock, par value $6.25 per share, not including 157,977 shares held by the Company in its treasury. The presence, in person or by proxy, of shareholders entitled to cast a majority of votes will be necessary to constitute a quorum for the transaction of business. Under Virginia Law, Directors are elected by a plurality of the votes cast by the shares entitled to vote at a meeting at which a quorum is present. Accordingly, abstentions and broker non-votes will have no effect on the outcome of the vote.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    Except as set forth in the following table, as of March 31, 1994 no person known to the Company beneficially owned more than five percent (5%) of the Company's outstanding common stock:

                                        SHARES BENEFICIALLY       PERCENT OF
            NAME AND ADDRESS                   OWNED*                CLASS
            ----------------            -------------------       ----------
E. B. Leisenring, Jr....................     313,938(1)              7.34%
  700 The Bellevue
  200 S. Broad Street
  Philadelphia, PA 19102

Fidelity Bank, N.A......................     364,197(2)              8.51%
  (a subsidiary of First Fidelity
Bancorporation)
  Broad and Walnut Streets
  Philadelphia, PA 19109

Interkohle Beteiligungsgesellschaft mbH.     868,258(3)             20.29%
  Tresckowstrasse 5
  30457 Hannover
  Germany

Quest Advisory Corp.....................     403,850(4)              9.44%
  1414 Avenue of the Americas
  New York, New York 10019
- ---------
* Based on information furnished to the Company by the respective shareholders, or contained in filings made with the Securities and Exchange Commission.

 (1) Includes 23,000 shares owned by two trusts of which Mr. Leisenring is a co-trustee and with respect to which he shares voting and investment power and in which he has a beneficial interest;

     236,966 shares owned by four trusts of which Mr. Leisenring is co-trustee with Fidelity Bank and with respect to which he shares voting and investment power, but in which he has no beneficial interest except as such fiduciary; and 8,000 shares owned by three trusts of which Mr. Leisenring is a co-trustee and with respect to which he shares voting and investment power, but in which he has no beneficial interest except as such fiduciary.

 (2) These shares are held in a number of separate accounts including a total of 236,966 shares owned by four trusts of which Fidelity Bank is co-trustee with Mr. Leisenring and with respect to which it shares voting and investment power. Such 236,966 shares are included in the 313,938 shares shown opposite Mr. Leisenring's name in the foregoing table. Also includes 64,399 shares held by Fidelity Bank as trustee of the Company's employees' retirement/savings plan for the accounts of employee participants. Under such plan, the trustee will vote all shares held for a participant's account as requested by the participant and absent specific instructions from the participant the trustee may vote the shares in its discretion. Also includes 62,832 shares held by Fidelity Bank as custodian of the Company's employees' stock ownership plan (ESOP) for the accounts of employee participants. Under such plan, the custodian will vote all shares held for a participant's account as requested by the participant.

 (3) Interkohle Beteiligungsgesellschaft mbH is a wholly-owned subsidiary of VEBA AG, a corporation organized under the laws of the Federal Republic of Germany. Hans Michael Gaul and Eckhard Albrecht are directors of the Company. Mr. Gaul is Deputy Chairman of the Management Board of PreussenElektra AG, the majority shareholder of Interkohle, and a member of the Management Board of VEBA AG. Mr. Albrecht is President of the Board of Management of Stinnes Intercarbon AG, which is part of Stinnes AG, a global trader owned by VEBA AG. The Company believes Interkohle intends to vote such shares for the election of the nominees for directors designated by the Board of Directors of the Company.

 (4) These shares are held as follows: 379,250 shares beneficially owned by Quest Advisory Corporation ("Quest") and with respect to which it has sole voting and sole dispositive power and 24,600 shares beneficially owned by Quest Management Company, a general partnership ("QMC") and with respect to which it has sole voting and sole dispositive power. Each of Quest and QMC are investment advisers registered under Section 203 of the Investment Advisers Act of 1940 and Mr. Charles M. Royce is President of both Quest and QMC. Mr. Royce may be deemed to be a controlling person of Quest and QMC, and as such may be deemed to beneficially own the shares beneficially owned by Quest and QMC. Mr. Royce does not own any shares outside of Quest and QMC and disclaims beneficial ownership of the shares held by Quest and QMC.

SECURITY OWNERSHIP OF MANAGEMENT

    As of March 31, 1994, the 11 named executive officers and directors of the Company beneficially owned an aggregate of 224,032 shares of the Company's common stock, representing 5.17% of such shares outstanding on that date. Included in this total are 55,700 shares of Company common stock which may be purchased under options granted pursuant to the Company's incentive stock plan which, for purposes of calculating the foregoing percentage of shares beneficially owned by such officers and directors, were deemed to be outstanding.

    The following table sets forth the beneficial ownership of the Company's common stock by the named executive officers of the Company as of March 31, 1994:
                                               SHARES OF COMPANY
                                                    COMMON
                                                 STOCK OWNED
                                                 BENEFICIALLY
                                                 ON MARCH 31,         PERCENT
    NAME                                         1994(1)(2)(3)        OF CLASS
    ----                                      -------------------     --------
Lennox K. Black..............................        21,226               --
A. James Dearlove............................        13,747               --
Robert J. Jaeger.............................        11,577               --
Vincent Matthews.............................        11,309               --
- ---------
(1) Includes shares which may be purchased under options granted pursuant to the Company's stock option plans as follows: Mr. Black -- 20,000, Mr. Dearlove -- 9,700, Mr. Jaeger -- 7,900 and Mr. Matthews -- 10,000.

(2) Includes shares held by Fidelity Bank as trustee under the Company's employees' retirement/savings plan vested as follows: Mr. Dearlove -- 1,999, Mr. Jaeger -- 1,945, Mr. Matthews -- 194. These shares are included in the shares reported as beneficially owned by Fidelity Bank.

(3) Includes shares held by Fidelity Bank as custodian under the Company's employees' stock ownership plan (ESOP) as follows: Mr. Dearlove -- 2,048, Mr. Jaeger -- 1,732 and Mr. Matthews -- 1,115. These shares are included in the shares reported as beneficially owned by Fidelity Bank.

                            ELECTION OF DIRECTORS

    The seven persons named in the following table, all of whom are now directors of the Company, have been designated as nominees for election to the Board for a one-year term. All of the incumbent directors were elected by the shareholders of the Company. The persons named in the enclosed proxy intend to vote for the election of these nominees unless directed otherwise. Each nominee has consented to being named and to serve if elected. If any should decline or be unable to serve, the persons named in the proxy will vote for the election of such substitute nominee as shall have been designated by the Board of Directors. The Company has no reason to believe that any nominee will decline or be unable to serve.

                                                     SHARES OF
                                                      COMPANY
                                                    COMMON STOCK
                                                       OWNED
NAME, AGE, POSITION WITH THE COMPANY,               BENEFICIALLY     PERCENT
BUSINESS EXPERIENCE DURING PAST FIVE       DIRECTOR  ON MARCH 31,      OF
YEARS AND OTHER DIRECTORSHIPS               SINCE       1994*         CLASS
- ------------------------------------------------------------------------------
Eckhard Albrecht, 55(2)...................   1991        269            --
  President, Stinnes Intercarbon AG (1988
  to date).
Lennox K. Black, 64(1)....................   1983     21,226            --
  Chairman and Chief Executive Officer
  (April 1992 to date), Chairman of the
  Board and chief executive officer,
  Teleflex, Inc., equipment manufacturer
  (1982 to date).
  Director of Teleflex, Inc., Quaker
  Chemical Corporation, Pep Boys and
  Westmoreland Coal Company.
John D. Cadigan, 53(2)....................   1987     42,250(3)        .99%
  President, Rio Petrol, Inc., oil and gas
  and investments (1984 to date); Vice
  President, Campbell Investment Company,
  investments (1976 to date).
  Director of Rio Petrol, Inc., Campbell
  Investment Company, Joshua Green
  Corporation and  Summit Bancorp, Inc.
Hans Michael Gaul, 52(1)..................   1989        552            --
  Deputy Chairman of the Management Board
  of PreussenElektra AG, electricity
  supply industry, Member of the
  Management Board of VEBA AG, industrial
  company, Germany.

                                                     SHARES OF
                                                      COMPANY
                                                    COMMON STOCK
                                                       OWNED
NAME, AGE, POSITION WITH THE COMPANY,               BENEFICIALLY     PERCENT
BUSINESS EXPERIENCE DURING PAST FIVE       DIRECTOR  ON MARCH 31,      OF
YEARS AND OTHER DIRECTORSHIPS               SINCE       1994*         CLASS
- ------------------------------------------------------------------------------
John A. H. Shober, 60(2)..................   1978    113,000(4)       2.41%
  Vice Chairman of the Board (April 1992
  to date); President and chief executive
  officer (1989 to March 1992); President
  and chief operating officer of the
  Company (1978 to 1988).
  Director of Betz Laboratories, Inc.,
  Germantown Savings Bank, YMCA of
  Philadelphia, Ensign-Bickford
  Industries, Inc., MIBRAG mbH, and
  Airgas, Inc. and member of Board of
  Trustees of Eisenhower Exchange
  Fellowships, Inc. and member of Board of
  Trustees of Pennsylvania Hospital.
Frederick C. Witsell, Jr., 60.............   1972      2,325            --
  Vice Chairman, J.P. Morgan Florida FSB
  (Sept. 1993 to date); Managing Director,
  Morgan Guaranty Trust Company of New
  York (Feb. 1989 to Sept. 1993); Senior
  Vice President, Morgan Guaranty Trust
  Company of New York (1981 to Jan. 1989).
  Director of J.P. Morgan Florida FSB.
Minturn T. Wright, III, 68(1).............   1973      1,910            --
  Partner, Dechert Price & Rhoads,
  attorneys (1961 to date).
  Director of The Philadelphia
Contributionship.
- ---------
* Based on information furnished to the Company by the respective nominees. Except as indicated below, the Company is informed that the respective nominees have sole voting and investment power with respect to the shares shown opposite their names.

  (1) These directors are members of the Executive and Compensation Committee.

  (2) These directors are members of the Audit Committee.

  (3) Includes 10,800 shares of Company common stock owned by Campbell Investment Company (of which Mr. Cadigan is an officer and director) of which Mr. Cadigan may be deemed to be a beneficial owner under applicable rules of the Securities and Exchange Commission; 11,000 shares of Company common stock owned by Rio Petrol, Inc. (of which Mr. Cadigan is an officer and director) of which Mr. Cadigan may be deemed to be a beneficial owner. Also includes a total of 18,400 shares of Company common stock held in a number of separate accounts with respect to which Mr. Cadigan shares voting or investment power and may be deemed to be a beneficial owner.

 (4) Includes 10,000 shares which Mr. Shober may purchase under options granted pursuant to the Company's 1992 Non-Qualified Stock Option Plan. For purposes of calculating the percentage of outstanding shares owned by Mr. Shober the 10,000 shares subject to such options were deemed to be outstanding. Also includes 100,000 shares owned of record and beneficially by The Sinkler Corporation (a wholly-owned subsidiary of Wentz Corporation) of which Mr. Shober is a director and may be deemed to be a beneficial owner under applicable rules of the Securities and Exchange Commission.

ADDITIONAL INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES

    The Board of Directors held six meetings during 1993. Each director except Dr. Gaul attended more than 75% of the aggregate of the total number of such meetings and the total number of meetings held in 1993 by all committees of the Board of Directors on which he served. It was impossible for Dr.

Gaul to attend two Board meetings of the Company held in 1993 due to important business meetings he was required to attend in Germany on the same dates.

    The Audit Committee of the Board of Directors, composed of Messrs. Cadigan (Chairman), Shober and Albrecht, met three times during 1993. The Audit Committee, which is elected annually, recommends to the Board of Directors for its nomination independent public accountants to audit the books, records and accounts of the Company, and reviews and approves the overall scope and adequacy of the independent and internal audit programs and the proposed form of the Company's consolidated financial statements. The Audit Committee also reviews the results, findings and recommendations of audits performed by the independent public accountants and the internal auditor, the system of internal accounting controls, the significant accounting policies of the Company as they apply to its consolidated financial statements, the audit fees to be paid to the independent public accountants and the nature of non-audit services performed by the independent public accountants.

    The Compensation and Executive Committee ("Committee") of the Board of Directors, composed of Messrs. Black (Chairman), Gaul and Wright, met once during 1993. The Committee reviews and makes recommendations to the Board of Directors regarding compensation for officers of the Company and periodically reviews the Company's and subsidiaries' employee benefit programs and reports its recommendations to the Board of Directors. In addition, the Committee administers the Company's 1980, 1982 and 1992 Incentive Stock Plans. The Committee, subject to certain exceptions, may exercise the powers of the Board of Directors in the management of the business and affairs of the Company when the Board is not in session.

    The Board of Directors does not have a nominating committee.

EXECUTIVE COMPENSATION

    The following summary compensation table sets forth information for the chief executive officer plus the other four most highly compensated executive officers of the Company at December 31, 1993 for the years 1993, 1992 and 1991:

                          SUMMARY COMPENSATION TABLE

                                                                                      LONG TERM
                                                                                    COMPENSATION
                                                                       -------------------------------------
                                            ANNUAL COMPENSATION                   AWARDS             PAYOUTS
                                   -------------------------------------------------------------------------
                                                             OTHER         RESTRICTED  SECURITIES
                                                             ANNUAL          STOCK     UNDERLYING      LTIP         ALL OTHER
        NAME AND                    SALARY     BONUS      COMPENSATION     AWARDS(S)    OPTIONS/     PAYOUTS      COMPENSATION
   PRINCIPAL POSITION      YEAR      ($)        ($)           ($)              ($)       SARS (#)        ($)        ($)(2)(3)
- --------------------------------------------------------------------------------------------------------------------------------
Lennox K. Black,           1993     75,000       -0-          30,132 (1)       -0-         -0-          -0-            -0-
  Chairman and Chief       1992     18,750       -0-          29,924           -0-        20,000        -0-            -0-
  Executive Officer        1991      -0-         -0-           -0-             -0-         -0-          -0-            -0-

Vincent Matthews, III,     1993    171,600     40,000         11,232           -0-         -0-          -0-          23,060
  Senior Vice President    1992    187,216      8,580          9,539           -0-        10,000        -0-            -0-
                           1991    153,800     10,000          5,348           -0-         -0-          -0-            -0-

A. James Dearlove,         1993    147,450     40,000          5,817           -0-         -0-          -0-          19,659
  Senior Vice President    1992    137,450      7,372          6,018           -0-         6,000        -0-            -0-
                           1991    130,800      --0-           5,943           -0-         -0-          -0-            -0-

Robert J. Jaeger,
  Vice President,          1993    117,600     40,000         11,232           -0-         -0-          -0-          16,062
  Treasurer and            1992    117,600      5,880         11,830           -0-         6,000        -0-            -0-
    Controller             1991    113,800       -0-           5,617           -0-         -0-          -0-            -0-

Daniel W. Carroll,         1993     98,000      5,000          7,225           -0-         -0-          -0-          78,937
  Vice President           1992    117,600     24,403          9,835           -0-         5,000        -0-            -0-
  (until 10/21/93)         1991    120,475     14,139          3,377           -0-         -0-          -0-            -0-

(1) Includes $18,900 paid to Mr. Black for fees and annual retainer as a director of the Company and $11,232 for car allowance.
                                      5

(2) All Other Compensation for the named executive officers in 1993 consisted of Company contributions to the retirement/savings plan, Company contributions to the employees' stock ownership plan (ESOP) and life insurance premiums. Amounts contributed to the retirement/savings plans during 1993 included: Mr. Matthews -- $1,800, Mr. Dearlove -- $1,800, Mr. Jaeger -- $1,800 and Mr. Carroll -- $1,800. Amounts contributed to the employees' stock ownership plan during 1993 included: Mr. Matthews -- $19,567, Mr. Dearlove -- $16,815, Mr. Jaeger -- $13,413 and Mr. Carroll --
    $7,690. Company paid life insurance premiums included: Mr. Matthews -- $1,693, Mr. Dearlove -- $1,044, Mr. Jaeger -- $849 and Mr. Carroll -- $1,830. Mr. Carroll was a Vice President of the Company and President of its wholly-owned subsidiary, Tenn Luttrell Company, until October 21, 1993 when the subsidiary was sold and Mr. Carroll left the employ of the Company. Upon the sale of the subsidiary, Mr. Carroll received $7,000 for vacation pay and a one-time payment of $60,617 and he elected to take early retirement under the Company's pension plan and started receiving a monthly pension benefit from the Company in November 1993.

(3) Under the Company's policy concerning severance benefits, senior officers (including all executive officers) whose employment is terminated following a change in control (as defined in the policy) of the Company will receive severance pay according to a formula which takes into account the officer's age, salary and length of service with the Company. The maximum amount payable to a senior officer under the policy is 250% of then-current annual salary. The amounts under the severance policy to the executive officers listed in the table if they were terminated on the date of this proxy statement following a change of control would be:

          Mr. Matthews.......................   16 months or $228,800
          Mr. Dearlove....................... 17.5 months or $215,031
          Mr. Carroll........................   20 months or $196,000
          Mr. Jaeger......................... 17.5 months or $171,500

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR

    No Options/SAR's were granted by the Company during 1993.

    The following table presents information regarding the number of unexercised options to purchase common shares and the number of unexercised stock appreciation rights at December 31, 1993:

                                  AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                             AND FY-END OPTION/SAR VALUES
                                               NUMBER OF                                       NUMBER OF
                                              UNEXERCISED                                     UNEXERCISED
                                               OPTIONS AT                                      SAR'S AT
            NAME                           DECEMBER 31, 1993                               DECEMBER 31, 1993
- ---------------------------------------------------------------------------------------------------------------------------
                                  EXERCISABLE           UNEXERCISABLE             EXERCISABLE            UNEXERCISABLE
                                  -----------           -------------             -----------            -------------
Lennox K. Black                      20,000                  -0-                      -0-                     -0-
Vincent Matthews, III                10,000                  -0-                      -0-                     -0-
A. James Dearlove                    15,700                  -0-                      -0-                     -0-
Robert J. Jaeger                     13,900                  -0-                      -0-                     -0-
Daniel W. Carroll*                    -0-                    -0-                      -0-                     -0-

*Options expired on October 21, 1993 when Mr. Carroll left the Company.

    No member of the named executive officer group exercised any options or SAR's during 1993. None of the options or SAR's were in-the-money, as their exercise prices exceeded the stock market price of the Company's underlying common stock.

BOARD COMPENSATION AND EXECUTIVE COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Board Compensation and Executive Committee ("Committee") makes recommendations to the Board of Directors as to the salaries of the Chief Executive Officer and the highly compensated executive officers of the Company.

    The Committee met in 1994 to examine the current compensation of all executive officers of the Company, including the named executive officers.

    For 1993 earnings from operations (excluding a writedown in the carrying value of the Company's investment in Westmoreland) were at an all-time high. Free cash flow for 1993 was $34.1 million and revenues, earnings and cash flows from oil and gas were at record high levels. The sale of the lime and limestone operations produced an after-tax gain of $5.7 million and overhead costs were reduced by 30%.

    In light of the positive achievements made by the Company in 1993 the Committee awarded cash bonuses to the named executive officers as shown in the Summary Compensation Table on page 5. Messrs. Matthews, Dearlove and Jaeger also received salary increases for 1994 which will be reported in next years' proxy statement. Mr. Black did not receive a bonus for 1993 or a salary increase in 1994.

Lennox K. Black            Hans  Michael Gaul           Minturn T. Wright, III

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

    The Compensation and Executive Committee of the Board of Directors was composed of Messrs. Black (Chairman), Gaul and Wright for the year ending December 31, 1993. Mr. Black served as Chairman of the Board and Chief Executive Officer of the Company for the year ending December 31, 1993.

COMPENSATION OF DIRECTORS

    Each director of the Company receives $650 for each meeting he attends of the Board of Directors and of any committee on which he serves and $750 for committee chairmen attending their respective committee meetings. Directors who are not employees of the Company or its subsidiaries, except for Mr. Shober, also receive an annual retainer fee of $15,000 of which $7,000 can be used to purchase stock of the Company, or, beginning in 1993, can be paid in cash at the election of the Director each year. Mr. Shober receives a cash retainer of $2,000 per month for services as a consultant.

PERFORMANCE GRAPH

    The following graph shows changes over the past five years in the value of $100 invested in (1) Standard and Poor's Industrials Index; (2) the Standard and Poor Energy Index; and (3) Penn Virginia Corporation Common Stock.

    The year-end values of each investment are based on share price appreciation plus dividends paid in cash, with the dividends invested on the date they were paid.

                        CUMULATIVE SHAREHOLDER RETURN
                    DECEMBER 31, 1988 TO DECEMBER 31, 1993


                 PERFORMANCE GRAPHIC IS HERE ON PRINTED PROXY


EMPLOYEES' RETIREMENT/SAVINGS PLAN

    Employees of the Company and its subsidiaries and affiliates which have joined in the Penn Virginia Corporation and Affiliated Companies Employees' Retirement/Savings Plan (the "Plan"), who are not covered by a collective bargaining agreement and who have completed twelve months of service within which they have been credited with at least 1,000 hours of service, may participate in the Plan.

    Under the Plan, an employee may elect to contribute to the Plan up to 10% of his eligible monthly compensation. These contributions may be either salary deferral contributions, whereby an employee elects to defer a portion of his salary and have the deferred amount contributed to the Plan, or savings contributions. Both forms of contributions reduce the amount of compensation that would otherwise be paid to an employee, but salary deferral contributions are intended to qualify for the federal income tax treatment provided by section 401(k) of the Internal Revenue Code ("Code"). The committee administering the Plan has the right to raise the percentage of compensation an employee may defer and contribute to the Plan to up to 15%. The Company makes matching contributions to the Plan on behalf of each participant, up to a maximum of 6% of the participant's compensation. Beginning July 1, 1988, the annual matching contribution was limited to $1,800 per employee for any calendar year. Matching contributions are made to the trustee of the Plan (Fidelity Bank, Philadelphia, Pennsylvania), which uses the contributions to purchase common stock of the Company for participating employees' accounts. Employee contributions are made to the trustee which makes investments according to individual employee elections.

    Once each plan year, a participant who has attained age 60 may direct the trustee to sell a portion of the shares in his account and transfer the proceeds to a fixed investment fund at The Vanguard Group which provides the participant with a variable rate of return on the amount so invested.

PENSION PLAN

    The Company sponsors a pension plan for employees of the Company and its subsidiaries to which employees make no contributions. In general, the plan provides for payment of annual retirement benefits to eligible employees who retire at the normal retirement age of 65. A career average benefit formula determines the pension payment which is based on the years of service and the annual earnings of the employee. The plan is designed to provide a retirement income, when combined with Social Security benefits, which will maintain the long-term employee's standard of living at the time of retirement. The plan also provides for deferred retirement benefits for disabled employees and for reduced benefits for early retirement.

    The following table shows the estimated annual pension benefits payable to employees of the Company, including officers, upon retirement at age 65, in various remuneration and years-of-service classifications, assuming the election of a pension benefit payable as a life annuity with five years certain. The table is representative of an employee who is currently 65 and whose salary remained unchanged during his last five years of employment. Benefit amounts set forth in the table are not presently subject to any deduction for Social Security benefits or other offset amounts.

    Years of service credited under the pension plan for the following individuals are: Mr. Carroll -- 16 years, Mr. Matthews -- 5 years, Mr. Dearlove -- 16 years and Mr. Jaeger -- 18 years.


                                     ESTIMATED ANNUAL RETIREMENT BENEFIT FOR YEARS OF SERVICE INDICATED
ANNUAL             --------------------------------------------------------------------------------------------------------
REMUNERATION               15               20               25               30                35                 40
- --------------             --               --               --               --                --                 --
$125,000                  $24,375          $32,500          $40,625          $48,750           $ 56,875           $ 65,000
 150,000                   29,250           39,000           48,750           58,500             68,250             78,000
 175,000                   34,125           45,500           56,875           68,250             79,625             91,000
 200,000                   39,000           52,000           65,000           78,000             91,000            104,000
 225,000                   43,875           58,500           73,125           87,750            102,375            115,641*
 250,000                   45,989*          61,318*          76,648*          91,978*           107,307*           115,641*
 275,000                   45,989*          61,318*          76,648*          91,978*           107,307*           115,641*
 300,000                   45,989*          61,318*          76,648*          91,978*           107,307*           115,641*

* Currently limited by $115,641 maximum benefit. Any amount over the $115,641 maximum benefit is considered an unfunded liability to the Company. Effective January 1, 1994 the maximum benefit increased to $118,800. In 1993, the maximum includable annual compensation was $235,840. Effective January 1, 1994 maximum includable annual compensation decreased to $150,000.

1980 INCENTIVE STOCK PLAN

    Under the terms of its 1980 Incentive Stock Plan the Company may offer an aggregate of 200,000 shares (subject to adjustments for stock dividends, stock splits and the like) of the Company's common stock to officers and key employees in a management role of the Company and its 50%-or-more-owned subsidiaries upon the exercise of stock options or stock appreciation rights granted to them pursuant to the 1980 Incentive Stock Plan. A stock appreciation right gives the holder, as an alternative to the exercise of the related stock option, the right to receive, without payment to the Company, any appreciation in the value of the shares subject to the related option that has taken place between the dates of grant and exercise. Subject to certain restrictions, the holder may receive this gain in cash or stock or in a combination of both. A stock option or stock appreciation right granted under the 1980 Plan may be exercised at any time after twelve months and prior to ten years following the date it is granted. Upon exercise of a stock option any related stock appreciation right automatically expires. Upon exercise of a stock appreciation right the stock option to which it is attached automatically expires.

1992 NON-QUALIFIED STOCK OPTION PLAN

    In April 1992 the Board of Directors approved a non-qualified stock option plan for directors. Under the terms of the Plan the Company may offer an aggregate of 30,000 shares of the Company's common stock to non-employee directors. A stock option granted under the 1992 plan may be exercised at any time after twelve months and prior to four years following the date it is granted.

EMPLOYEES' STOCK OWNERSHIP PLAN (ESOP)

    Effective June 1, 1985, the Company established an Employee Stock Ownership Plan (ESOP) and Trust for the benefit of employees. All employees of the Company and its subsidiaries and affiliates, who are not covered by a collective bargaining agreement and who have completed 12 months of service within which they have been credited with at least 1,000 hours of service, automatically become participants in the ESOP. The Trust borrowed $6,000,000 and the proceeds of the loan were used to purchase a total of 122,583 shares of Company common stock. The stock will be held in an unallocated stock account and then allocated to participants' accounts as the loan is paid off and will be paid to participating employees and their beneficiaries upon retirement or other termination of service. Participants are neither required nor permitted to make contributions to the ESOP.

    Under the loan agreement, the Company guaranteed the loan and is obligated to make annual contributions sufficient to enable the Trust to repay the loan, including interest. Principal on the loan is due in forty quarterly installments of $150,000 and the first payment was made in September 1985. When a payment is made on the loan, stock is released for allocation to participants' accounts in the proportion that each participant's compensation bears to the total compensation of all participants.

TRANSACTIONS WITH OTHER COMPANIES

    Lennox K. Black, who is Chairman and Chief Executive Officer and a director of the Company and nominee for reelection as a director, and E. B. Leisenring, Jr., who is the beneficial owner of 7.34% of the Company's outstanding stock, are directors of Westmoreland Coal Company ("Westmoreland"). The Company, through a subsidiary, owns 1,754,411 shares, or approximately 25.2% of the outstanding shares of common stock of Westmoreland and approximately 18.9% of the total voting power of Westmoreland. During 1993 Penn Virginia Resources Corporation, a wholly-owned subsidiary of the Company, leased to Westmoreland coal reserves and land on which Westmoreland has built coal preparation plants and other structures for which the Company received royalties of $11,699,000 on the coal mined.

    In June 1986, $10,000,000 of 9% senior unsecured notes were placed through Morgan Guaranty Trust Company of New York (a subsidiary of J.P. Morgan & Co. Incorporated) with Metropolitan Life Insurance Company. The proceeds were used to reduce floating interest rate debt. Principal on the notes is due in annual installments of $1,425,000 beginning June 1990 through June 1995, with a final installment of $1,450,000 in June 1996. Frederick C. Witsell, Jr., a director of the Company and a nominee for reelection, was Managing Director of Morgan Guaranty Trust Company until September 1993 when he retired. Mr. Witsell is currently Vice Chairman, J.P. Morgan Florida FSB a subsidiary of J.P. Morgan & Co. Incorporated. Morgan Guaranty Trust Company performs investment banking services for the Company for which fees are received.

    Minturn T. Wright, III, a director and nominee for reelection as a director, is a partner in the law firm of Dechert Price & Rhoads. Dechert Price & Rhoads received fees for legal services rendered during 1993 to the Company and its subsidiaries.

    The Company believes that the foregoing transactions were on terms fair and reasonable to the Company and were on terms no less favorable to the Company than if the transactions had been entered into with unaffiliated companies.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

    Based on its review of the copies of such forms received by it, the Company believes that during 1993 all filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                       FINANCIAL AND OTHER INFORMATION

    KPMG Peat Marwick served as the Company's independent certified public accountants for the year 1993 and will continue to serve as such for the Company in 1994. A representative of that firm will be present at the Annual Meeting and will have the opportunity to make a statement, if he desires to do so, and to respond to appropriate questions from shareholders.

    UPON THE WRITTEN REQUEST OF ANY PERSON WHO ON THE RECORD DATE WAS A RECORD OWNER OF COMPANY COMMON STOCK, OR WHO REPRESENTS IN GOOD FAITH THAT HE WAS ON SUCH DATE A BENEFICIAL OWNER OF SUCH STOCK ENTITLED TO VOTE AT THE ANNUAL MEETING, THE COMPANY WILL SEND TO SUCH PERSON, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR 1993, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS FOR THIS REPORT SHOULD BE DIRECTED TO BARBARA A. SHAW, CORPORATE SECRETARY, PENN VIRGINIA CORPORATION, 800 THE BELLEVUE, 200 S. BROAD STREET, PHILADELPHIA, PA. 19102.

                            SHAREHOLDER PROPOSALS

    ANY PROPOSAL SUBMITTED BY SHAREHOLDERS FOR INCLUSION IN THE COMPANY'S PROXY STATEMENT AND PROXY FOR THE 1995 ANNUAL MEETING OF SHAREHOLDERS OF THE COMPANY MUST BE RECEIVED BY THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES NO LATER THAN NOVEMBER 28, 1994, AND MUST COMPLY IN ALL OTHER RESPECTS WITH APPLICABLE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION RELATING TO SUCH INCLUSION.

                                OTHER BUSINESS

    The Board of Directors has no present intention of bringing any other business before the meeting and has not been informed of any other matters that are to be presented to the meeting. If any such matters properly come before the meeting, however, the persons named in the enclosed proxy will vote in accordance with their best judgment.

    By order of the Board of Directors,

                                        Barbara A. Shaw
                                        Corporate Secretary